Exhibit 4.3

PepsiCo, Inc.

Director Stock Plan
(Effective as of October 1, 2001)

1.	Purposes

        The principal purposes of the Director Stock Plan (the "Plan") are to provide compensation to those members of the Board of Directors of PepsiCo, Inc. ("PepsiCo") who are not also employees of PepsiCo, to assist PepsiCo in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of PepsiCo's shareholders.

2.	Effective Date

        The Plan was unanimously approved by the disinterested (non-participating) members of the Board of Directors of PepsiCo on July 28, 1988. This amendment and restatement of the Plan reflects the Plan as amended through October 1, 2001.

3.	Administration

        The Plan shall be administered and interpreted by the Directors of PepsiCo who are also employed by PepsiCo ("Employee Directors"). The Employee Directors are not eligible to participate in the Plan, but shall be eligible to participate in other PepsiCo benefit and compensation plans.

        The Employee Directors shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Employee Directors deem necessary or advisable. The Employee Directors' interpretations of the Plan, and all actions taken and determinations made by the Employee Directors pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its directors and shareholders and any employee of PepsiCo. The costs and expenses of administering the Plan shall be borne by PepsiCo and not charged against any award or to any participant.

4.	Eligibility

        Directors of PepsiCo who are not employees of PepsiCo ("Non-Employee Directors") are eligible to receive awards under the Plan.

5.	Awards

        Under the Plan, all newly appointed Non-Employee Directors receive 1,000 shares of PepsiCo Common Stock as soon as practicable after becoming a Director.

        Each Non-Employee Director shall also receive the following awards ("Awards") on October 1 of each year or on such other date as is determined by the Employee Directors: (i) an annual grant of options (the "Option Grant") to purchase shares of PepsiCo Common Stock ("Options") at a fixed price (the "Exercise Price") and (ii) an annual retainer fee of $100,000 (the "Retainer Award").

        The number of Options to be included in the Option Grant shall be determined by dividing $250,000 by the Fair Market Value (as defined below) of a share of PepsiCo Common Stock on the grant date, or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. "Fair Market Value" shall mean the average of the high and low per share sale price for PepsiCo Common Stock on the composite tape for securities listed on the New York Stock Exchange for the day in question.

        Options vest and become immediately exercisable on the grant date and, unless the Employee Directors specifically determine otherwise, are not assignable or transferable except by will or the laws of descent and distribution. Each Option has an Exercise Price equal to the Fair Market Value of PepsiCo Common Stock on the grant date, and a term of ten years; provided, however, in the event the holder thereof ceases to be a Director of PepsiCo, or its successor, for a reason other than death, disability or retirement, such Options immediately terminate and expire. Each Option is also evidenced by a written agreement setting forth its terms.

        With respect to the Retainer Award, participants may elect to receive their $100,000 Retainer Award in the form of cash, shares of PepsiCo Common Stock or options to purchase shares of PepsiCo Common Stock at an exchange rate of $3 in face value of options for each $1 of the Retainer Award.

        The shares granted or delivered under the Plan may be newly issued shares of PepsiCo Common Stock or treasury shares. The number and kind of shares of PepsiCo Common Stock issuable under the Plan, or which may be awarded to any participant, may be adjusted proportionately by the Employee Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, spinoffs, exchanges of shares or other similar corporate changes. The Awards are prorated for newly appointed Directors elected after October 1.

        PepsiCo does not plan to give regular reports to participants regarding their grants under the Plan.

Exercise of Options

        No payment of any amounts will be made by participants in the Plan to PepsiCo in connection with the grant or payout of any awards other than payments made in connection with the exercise of Options.

        Options may be exercised in two ways: by following the Standard Exercise Procedure or the Cashless Exercise Procedure. Cashless exercises that are facilitated through the Company will only be allowed to the extent permissible under applicable law. From time to time the Employee Directors may change or establish additional procedures relating to Option Exercises. Options must be exercised in accordance with PepsiCo's Insider Trading Policy.

        Under the Standard Exercise Procedure, a participant may exercise Options by paying the Exercise Price and taxes required at exercise from his or her own funds. A certificate representing the shares of PepsiCo Common Stock that a participant purchased will be delivered to the participant shortly after the exercise price and the applicable taxes have been paid.

        Under the Cashless Exercise Procedure, a participant exercises Options by buying shares at the Exercise Price and at the same time selling some or all of these shares on the open market at the market price. The proceeds from selling the shares are used to pay the exercise costs, which include the Exercise Price, applicable taxes and transaction costs (brokerage commissions and SEC fees--presently estimated at $0.05 per share sold). Proceeds remaining after payment of the exercise costs are delivered to the participant in cash or stock, as specified by the participant.

        To exercise an Option, a participant must give notice to PepsiCo by completing, signing and submitting the appropriate forms specifying the number of shares of Common Stock the participant intends to purchase and identifying the specific Options being exercised. Forms can be obtained from the Compensation Department, PepsiCo, Inc., Purchase, New York 10577 or by calling (914) 253-3400. Standard Exercise forms must be accompanied by payment to be effective. Cashless Exercise forms may be faxed to (914) 253-2667. The market price of PepsiCo Common Stock is subject to daily fluctuations. Holders of Options under the Plan are urged to obtain current quotations in connection with any exercise.

Effect of Death, Disability, Retirement or Termination on New Awards

        In the event of the death, disability or retirement of a participant prior to the granting of an Award in respect of the fiscal year in which such event occurred, an Award may, in the discretion of a majority of the Employee Directors, be granted in respect of such fiscal year to the retired or disabled participant or his or her estate. If any participant ceases to be a Director for any reason other than death, disability or retirement, his or her rights to any Award in respect of the fiscal year during which such cessation occurred will terminate unless the Employee Directors determine otherwise.

Effect of Death, Disability, Retirement or Termination on Outstanding Awards

        No Option may be exercised after a participant ceases to be a Director of PepsiCo, except that: (a) if such cessation occurs by reason of death, the Options then held by a participant may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (b) if such cessation occurs by reason of a participant becoming Totally Disabled (as defined below), the Options then held by the participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; (c) if such cessation occurs by reason of Retirement (as defined below), the Options then held by a participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; and (d) if such cessation is voluntary or results from action taken by PepsiCo or its shareholders, the Options then held by a participant shall terminate on the date he or she ceases to be a Director, and may not be exercised on or after such date of termination.

        "Totally Disabled" shall have the meaning set forth in the long term disability program of PepsiCo. "Retirement" shall have the meaning determined by the Employee Directors in their sole discretion.

Withholding Taxes

        PepsiCo has the right to require the payment (through withholding from the participant's retainer or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any Award.

Resale Restrictions, Assignment and Transfer

        No rights to receive Awards under the Plan are assignable or transferable by a participant except by will or the laws of descent and distribution.

        Once awarded, the shares of PepsiCo Common Stock received by Plan participants may be freely transferred under the Plan, Non-Employee Directors shall receive (i) an annual grant of options (the "Option Grant") to purchase shares of PepsiCo Common Stock ("Options") at a fixed price (the "Exercise Price") and (ii) a retainer fee (the "Retainer Award"). Awards shall be made annually on October 1 of each year or on such other date as is determined by the Employee Directors. The shares granted or delivered under the Plan may be newly issued shares of Common Stock or treasury shares.

        The number of Options to be included in the Option Grant shall be determined by dividing $180,000 by the Fair Market Value (as defined below) of a share of PepsiCo Common Stock on the grant date, or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. "Fair Market Value" shall mean the average of the high and low per share sale price for PepsiCo Common Stock on the composite tape for securities listed on the New York Stock Exchange for the day in question.

        With respect to the Retainer Award, participants may elect to receive their $100,000 Retainer Award in the form of cash, shares of PepsiCo Common Stock or options to purchase shares of PepsiCo Common Stock at an exchange rate of $3 in face value of options for each $1 of the Retainer Award.

        Options shall vest and become immediately exercisable on the grant date and, unless the Employee Directors specifically determine otherwise, shall not be assignable or transferable except by will or the laws of descent and distribution. Each Option shall have an Exercise Price equal to the Fair Market Value of PepsiCo Common Stock on the grant date, and shall have a term of ten years, provided, however, in the event the holder thereof shall cease to be a director of PepsiCo, or its successor, for a reason other than death, disability or retirement, such Options shall thereupon immediately terminate and expire. Each Option shall also be evidenced by a written agreement setting forth the terms thereof.

6.	Shares of Stock Subject to the Plan

        The shares that may be delivered under this Plan shall not exceed an aggregate of 600,000 shares of Common Stock, adjusted, if appropriate, in accordance with Section 10 below.

7.	Dilution and Other Adjustments

        The number and kind of shares of PepsiCo Common Stock issuable under the Plan, or which may be awarded to any participant, may be adjusted proportionately by the Employee Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares or other similar corporate changes.

8.	Death, Disability, Retirement or Termination

        In the event of the death, disability or retirement of a participant prior to the granting of an award in respect of the fiscal year in which such event occurred, an award may, in the discretion of a majority of the Employee Directors, be granted in respect of such fiscal year to the retired or disabled participant or his or her estate. If any participant shall cease to be a director for any reason other than death, disability or retirement, his or her rights to any award in respect of the fiscal year during which such cessation occurred shall terminate unless the Employee Directors shall determine otherwise.

         No Option may be exercised after a participant ceases to be a director of PepsiCo, except that: (a) if such cessation occurs by reason of death, the Options then held by a participant may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (b) if such cessation occurs by reason of a participant becoming Totally Disabled (as defined below), the Options then held by the participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; (c) if such cessation occurs by reason of Retirement (as defined below), the Options then held by a participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; and (d) if such cessation is voluntary or results from action taken by PepsiCo or its shareholders, the Options then held by a participant shall terminate on the date he or she ceases to be a director, and may not be exercised on or after such date of termination.

        "Totally Disabled" shall have the meaning set forth in the long term disability program of PepsiCo. "Retirement" shall have the meaning determined by the Employee Directors in their sole discretion.

9.	Withholding Taxes

        PepsiCo shall have the right to require the payment (through withholding from the participant's retainer or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

10.	Resale Restrictions, Assignment and Transfer

        No rights to receive awards under the Plan shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

        Once awarded, the shares of Common Stock received by Plan participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934. Phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

11.	Funding

        The Plan shall be unfunded. PepsiCo shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

12.	Duration, Amendments and Terminations

        The Employee Directors may terminate or amend the Plan in whole or in part, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan. The Plan shall continue until terminated.